FOR IMMEDIATE RELEASE	Exhibit 99.1

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Settles 2004 Securities Class Action and Related Derivative Lawsuits

MIDDLETOWN, RI – July 27, 2007 – KVH Industries, Inc., (Nasdaq: KVHI) announced today that it has reached definitive agreements to settle securities class action claims filed in federal court against the Company and certain of its officers in 2004 on behalf of a class of KVH shareholders, as well as two related derivative lawsuits filed by KVH shareholders against certain of KVH’s directors and officers. Pursuant to the terms of the settlements, plaintiffs and their attorneys will receive an aggregate cash payment of $5.3 million, all of which will be paid by KVH’s insurance carrier. KVH also agreed to adopt, formalize, or reconfirm adherence to certain corporate governance policies and practices. The settlements are subject to notice to shareholders and approval by the U.S. District Court for the District of Rhode Island and the Rhode Island Superior Court.

“KVH is pleased to have reached this settlement in order to avoid the time and expense involved in proceeding to trial. It is also important to note that, under the terms of the settlement, KVH does not admit to any wrongdoing by the company or its officers,” said Patrick Spratt, KVH’s chief financial officer.

About KVH Industries, Inc.

KVH Industries, Inc. (www.kvh.com), is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island.

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